SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


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|X|    Soliciting Material Under Rule 14a-12


                          AT&T WIRELESS SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Cingular Logo]                                             [AT&T Wireless Logo]


Clay Owen                                              David Caouette,
Cingular Wireless                                      AT&T Wireless
404-236-6153                                           425-894-4160
clay.owen@cingular.com                                 david.caouette@attws.com

Jennifer Bowcock                                       Peter Rowe
Cingular Wireless                                      AT&T Wireless
404-236-6319                                           425-241-8629
jennifer.bowcock@cingular.com                          peter.rowe@attws.com

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Note: Cingular will hold a webcast for media at 10:00am EST, Feb 17 on
http://www.firstcallevents.com/service/ajwz400343753gf12.html

Cingular will hold a webcast for investment analysts at 11:30am EST on www.sbc.com/investor_relations and www.bellsouth.com/investor.
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                       CINGULAR TO ACQUIRE AT&T WIRELESS,
                         CREATE NATION'S PREMIER CARRIER

  $41 billion deal to create number one wireless carrier, bring greater network coverage, improved service quality, new advanced data services to customers

ATLANTA - Feb. 17, 2004 - Cingular Wireless LLC, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corp. (NYSE: BLS), announced today an agreement to acquire AT&T Wireless (NYSE: AWE), creating the premier wireless carrier in the United States. Today, the combined company would have 46 million customers and one of the most advanced digital networks in the U.S., with spectrum in 49 states and coverage in 97 of the top 100 markets. The combined 2003 annual revenues of the two companies would have exceeded $32 billion.

Under the terms of the agreement approved by the boards of directors of Cingular and AT&T Wireless, shareholders of AT&T Wireless will receive $15 cash per common share or approximately $41 billion. The acquisition, which is subject to the approvals of AT&T Wireless shareholders and federal regulatory authorities, and to other customary closing conditions, is expected to be completed as soon as late 2004.

"This is great news for America's wireless users," said Stan Sigman, president and CEO of Cingular Wireless. "By combining the strengths of these two companies we expect to accelerate the availability of advanced wireless services for consumers. This combination is expected to create customer benefits and growth prospects neither company could have achieved on its own and will mean better coverage, improved reliability, enhanced call quality and a wide array of new and innovative services for consumers."

"Today's announcement is a triple win for AT&T Wireless shareowners, customers and employees," said John D. Zeglis, AT&T Wireless Chairman and CEO. "For shareholders, the transaction provides a handsome return on investment. For customers, this means all the advantages only the nation's largest wireless company can provide. For employees who become part of the combined company, this means more opportunities than they otherwise would have had with AT&T Wireless as a standalone company."

Sigman continued: "Wireless communications is one of the most significant growth drivers in the telecommunications industry, and with the acquisition of AT&T Wireless, we believe no other company will be better positioned than Cingular to grow with the market's continued expansion. The new company will have a strong foundation to begin rolling out exciting new services and data applications that enrich the end-user experience."

BIGGER NETWORK, BETTER COVERAGE

Customers of the new company will have access to the largest GSM network in the United States. GSM is the world's most widely used wireless technology with nearly one billion customers in more than 200 nations. Because both companies use the same technology, the network integration will bring customers almost immediate improvement in coverage and call quality. Cingular customers also will have the widest choice of handsets and devices in the industry.

Because of improved spectrum holdings, the new company should be able to accelerate its offering of advanced wireless data services and pave the way for high-speed third generation services in the future. This is important because consumers and businesses are increasingly relying on wireless internet and e-mail access. Cingular and AT&T Wireless have been leaders in rolling out high-speed wireless data offerings, including GPRS (General Packet Radio Services), EDGE (Enhanced Data rates for GSM Evolution) and trialing next generation UMTS (Universal Mobile Telecommunications System).

In addition, the new combined company will be well positioned to deliver unmatched services for business customers, including high-speed wireless connectivity for PCs and wireless e-mail devices - such as BlackBerry(R) -- for mobile executives.

IMPROVED OPERATING EFFICIENCIES

Cingular expects to achieve significant operating synergies through this acquisition by consolidating networks, distribution, billing, procurement, marketing, advertising and other functions. The company expects to generate more than $1 billion in operating expense and capital expenditure savings in 2006, and in excess of $2 billion in annual savings beginning in 2007.

WIRELESS LEADERSHIP

"Cingular has a solid track record of successfully integrating companies," said Sigman. "Three years ago, we created Cingular by combining two of the strongest regional wireless companies in the United States. We also created one of the best-known and most recognizable brands in America. Now, we have the opportunity to use our combined resources to provide wireless users with services that are second-to-none."

The boards of Cingular and AT&T Wireless have approved the merger agreement. SBC Communications and BellSouth have committed funding to Cingular for the all cash deal. Funding requirements for SBC will be approximately $25 billion and for BellSouth, approximately $16 billion. Cingular expects the combined operations
will generate positive free cash flow in 2005.   Both SBC and BellSouth expect
to have some dilution to GAAP and cash earnings per share in 2005 and 2006. Cash earnings per share for both SBC and BellSouth are expected to be accretive in 2007. GAAP earnings per share for BellSouth are expected to accretive in 2008 and accretive for SBC in 2007.

SBC's and BellSouth's proportionate equity stake in Cingular will remain unchanged following the transaction, with SBC holding 60 percent and BellSouth 40 percent of the equity. Management control will remain 50-50.

ABOUT CINGULAR WIRELESS
Cingular Wireless, a joint venture between SBC Communications (NYSE - SBC) and BellSouth (NYSE - BLS), serves more than 24 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular is the only U.S. wireless carrier to offer Rollover(TM), the wireless plan that lets customers keep their unused monthly minutes. Cingular has launched the world's first commercial deployment of wireless services using Enhanced Data rates for GSM Evolution (EDGE) technology. Cingular provides cellular/PCS service in 43 of the top 50 markets nationwide, and provides corporate e-mail and other advanced data services through its GPRS, EDGE and Mobitex packet data networks. More information about the company is available at www.cingular.com.

ABOUT AT&T WIRELESS
AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.980 million subscribers as of December 31, 2003, and revenues of more than $16.6 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.



CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. While not exhaustive, some factors that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed or implied in the forward-looking statements are:


     o the pervasive and intensifying competition in all markets where we operate;
     o failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;
     o problems associated with the transition of our network to higher speed technologies caused by delayed deliveries of infrastructure equipment and handsets, cost overruns, perceived service degradation as more spectrum is devoted to new technologies, customer dissatisfaction with new handsets that operate on multiple networks to accommodate our technology migration, equipment malfunctions and other factors;
      o slow growth of our data services due to lack of popular applications, terminal equipment, advanced technology and other factors;
      o shortages and unavailability of spectrum for new services and geographic expansion;
      o pervasive and prolonged adverse economic and employment conditions in the markets we serve;
      o changes in available technology that make our existing technology obsolete or expensive to upgrade;
      o the final outcome of FCC/DOJ review, including rulemakings, and judicial review, if any, of such proceedings;
      o impact of local number portability on our growth and churn rates, revenues and expenses;
      o enactment of additional state and federal laws, regulations and requirements pertaining to our operations;
      o  availability and cost of capital;
      o  impact of any industry consolidation; and
      o  the outcome of pending or threatened complaints and litigation.

Cingular, SBC and BellSouth disclaim any obligation to update or revise statements contained in this news release based on new information or otherwise.
                                       ###

     In connection with the proposed transaction, AT&T Wireless Services, Inc. will be filing proxy statements and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. AT&T Wireless and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction matters. Information regarding such individuals is included in AT&T Wireless's proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning AT&T Wireless and these individuals at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from: AT&T Wireless at AT&T Wireless Services, Inc., 7277 164th Avenue NE, Building 1, Redmond, Washington 98052, Attn: Investor Relations.